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                                                                  Exhibit 99



KV PHARMACEUTICAL COMPANY


                                          CONTACT:
                                          CATHERINE M. BIFFIGNANI
                                          VICE PRESIDENT, INVESTOR RELATIONS
                                          314-645-6600

FOR IMMEDIATE RELEASE                          [KV PHARMACEUTICAL logo]


        KV AFFIRMS SOLID 4TH FISCAL QUARTER, 8TH CONSECUTIVE YEAR OF
                         RECORD REVENUES AND PROFITS

     PROVIDES FURTHER DETAIL ON STRATEGY FOR RECENTLY ACQUIRED PRODUCTS

April 29, 2003 St. Louis, MO - KV Pharmaceutical Company (NYSE: KVa/KVb) today reported that it expects to report results in line with current market expectations for its fourth quarter and fiscal year ended March 31, 2003. The fiscal 2003 results will confirm KV's eighth consecutive year of record revenues and profits. Full results are expected to be reported on or about the first week of June.

Results for the year are expected to show revenue growth in both the Company's ETHEX generic pharmaceutical subsidiary, as well as the Company's newer Ther-Rx branded drug unit. Ther-Rx in particular has grown by leveraging KV's proprietary drug delivery technologies to both acquired and internally developed products that are building leadership positions in the women's health and cardiovascular categories.

Subsequent to year-end, Ther-Rx took the next step in that product strategy with two announced acquisitions of an aggregate 9 pharmaceutical products for a total cost of approximately $41.3 million. The deals include two leading lines of hematinic products, Chromagen and Niferex, and a related line of StrongStart-branded prenatal vitamins, a category in which Ther-Rx is already the market leader under the PreCare banner. Current revenues of the acquired products are approximately $16 million.

"KV has a track record of finding and reinvigorating underserved pharmaceutical categories, and hematinics is a perfect example of such a segment," said Marc S. Hermelin, Vice Chairman and Chief Executive Officer of KV Pharmaceutical. "Iron deficiency afflicts a diverse proportion of the population, especially pregnant women, a group we know and serve well at Ther-Rx. However, while iron deficiency is a well-recognized problem, `big pharma' considers the category too mature to develop and market product advancements and continue educating the physician community. In Chromagen and Niferex we've acquired two dominant brands in the segment that have a proven base of physician support but have been under-supported. Add to them our delivery portfolio and product development discipline, our physician relationships and






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our expertise in women's health issues, and you have in Ther-Rx a company that is uniquely positioned and motivated to take on this important role."

Iron deficiency and anemia afflict people of virtually all walks of life, but risk is most pronounced in females between the ages of 12-49, of which up to 16% suffered from iron deficiency in 2000. Children under two are also at higher risk. While oral supplements are most frequently indicated, this therapy can cause gastrointestinal distress. Both the Chromagen and Niferex lines have been specially formulated to focus on patient gastrointestinal tolerability, and absorption technologies are among KV's drug delivery strengths.

The acquired product lines are expected to undergo reformulations using proprietary KV delivery technologies, and to be relaunched during the fiscal year with dedicated promotional and sampling activity. Together the nine acquired products are expected to be accretive to KV's earnings in fiscal 2004.

"We are very gratified to have met all of our key performance goals in fiscal 2003, and view the Chromagen and Niferex acquisitions as strategically emblematic and a great way to begin fiscal 2004, which we hope will be our ninth consecutive record year," concluded Mr. Hermelin.


ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets controlled release and tastemasked pharmaceutical products using proprietary drug delivery and tastemasking technologies. The company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes in its October 2001 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.


SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.



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All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers; (11) the impact of competitive response to the Company's efforts to leverage its brand power with product innovation, promotional programs, and new advertising; and, (12) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.


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